Exhibit (a)(16)

News Release		Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact: Jay Worley jay.worley@airgas.com (610) 902-6206	Joele Frank /Dan Katcher /James Golden Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Investor Contact: Barry Strzelec barry.strzelec@airgas.com (610) 902-6256

For release:

AIRGAS COMMENTS ON AIR PRODUCTS’ TENDER OFFER EXTENSION

RADNOR, PA – April 1, 2010 – Airgas, Inc. (NYSE: ARG) today issued the following statement on the early extension by Air Products & Chemicals, Inc. (NYSE: APD) (“Air Products”) of its unsolicited tender offer and on Air Products’ statement that 12,291 shares of Airgas common stock had been tendered into their offer:

Our Board of Directors continues to believe that Air Products’ unsolicited offer grossly undervalues the Company and its future prospects, including our industry leading position in the packaged gas business, our unrivaled platform, and our substantial recent investments. We remain focused on executing our business strategies so that our stockholders can realize significant benefits as the economy continues to improve.

We appreciate the support we have received and, going forward, encourage all Airgas stockholders not to tender their shares into Air Products’ opportunistic and inadequate offer.

Bank of America Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2009, which was filed with the SEC on June 1, 2009, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009. To the extent holdings of Airgas securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. These statements may include, but are not limited to: our having strong prospects for organic and acquisition growth in the coming years; the economy just beginning its recovery; the view that under the terms of Air Products’ proposal, our stockholders would sacrifice real value and opportunity; our belief that a combination of our two companies could destroy rather than create value; our belief that Air Products’ tender offer would be highly likely to be subject to substantial delays related to U.S. antitrust clearance; and our prospects for continued growth and stockholder value creation. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and ability to collect our accounts receivable; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve acquisition synergies; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in Airgas’ reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other documents filed by Airgas with the SEC. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

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